UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2008

MONSTER WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21571	13-3906555
(State or other jurisdiction	(Commission File Nuimber)	(IRS Employer Identification Number)
of incorporation)

622 Third Avenue		10017
New York, NY		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 351-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                            Entry into a Material Definitive Agreement

                On January 22, 2008, Monster Worldwide, Inc. (the “Company”), the Special Litigation Committee of the Board of Directors of the Company and Andrew J. McKelvey (“McKelvey” and collectively, the “Parties”) entered into a Memorandum of Understanding (“Memorandum of Understanding”).  Under the terms of the Memorandum of Understanding, the Parties agreed to act in good faith and use reasonable efforts to enter into a Settlement Agreement (“Settlement Agreement”) providing for, among other things, the settlement of the Company’s claims against McKelvey arising from the allegations concerning the improper backdating of stock option agreements made in In re Monster Worldwide Derivative Litigation, 06-108700, pending in the Supreme Court of the State of New York in New York County (the “State Action”), and In re Monster Worldwide, Inc. Stock Option Derivative Litigation, 06-cv-04622, pending in U.S. District Court for the Southern District of New York  (the “Federal Action” and, together with the State Action, the “Derivative Actions”).  The Settlement Agreement will become effective upon: (a) court approval of a final settlement between McKelvey and the United States Securities and Exchange Commission (“SEC”) that resolves all SEC claims against McKelvey arising out of the allegations made in the Derivative Actions; and (b) court approval of the Settlement Agreement in the State Court Action.

                The Memorandum of Understanding provides that, pursuant to the Settlement Agreement, McKelvey will agree, among other things, to: (a) convert (the “Conversion”) all of the shares of Class B Common Stock, $.001 par value per share (“Class B Stock”), of the Company held by him into shares of Common Stock, $.001 par value per share (“Common Stock”), of the Company (thereby terminating the supervoting rights of the shares of Class B Stock and decreasing McKelvey’s voting power in the Company, with respect to all matters that the holders of Class B Stock and Common Stock vote as a single class, from approximately 31.01% to 7.38%); and (b) pay the Company $8 million in cash.  The Settlement Agreement will also include mutual releases by which the Company and McKelvey release each other with respect to any claims and causes of action arising from or relating to the allegations in the Derivative Actions.  In addition, the Company will release any claims that it may have against McKelvey arising out of any other subject matter whatsoever except for potential claims or causes of action currently unknown to the Company’s Board of Directors that involve intentional, fraudulent, or criminal conduct.

                Pursuant to the terms of the Memorandum of Understanding, McKelvey has agreed that, pending the completion of the Conversion, he shall be entitled to vote only one-tenth of the shares of Class B Stock beneficially owned by him on all matters submitted to the holders of Common Stock for their vote, approval, waiver or consent.  With respect to the remaining nine-tenths of the shares of Class B Stock beneficially owned by McKelvey, he has, pursuant to the Memorandum of Understanding, given the Chief Executive Officer of the Company an irrevocable proxy to vote such shares on all matters submitted to the holders of Common Stock for their vote, approval, waiver or consent in the same percentages as the aggregate votes cast by the holders of shares of Common Stock (other than McKelvey) on such matter.

                This description of the Memorandum of Understanding is qualified in its entirety by the Memorandum of Understanding, attached as Exhibit 10.1 of this Current Report on Form 8-K.

Item 5.01                        Changes in Control of Registrant

                See Item 1.01, which is incorporated herein by reference.

Item 9.01                        Financial Statements and Exhibits.

(d) Exhibits.

                10.1      Memorandum of Understanding, dated January 22, 2008, among Monster Worldwide, Inc., the Special Litigation Committee of the Board of Directors of Monster Worldwide, Inc. and Andrew J. McKelvey.

                99.1      Press Release, dated January 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

By:	/s/ Timothy T. Yates
Name	Timothy T. Yates
Title:	Executive Vice President and Chief
Financial Officer

Date: January 23, 2008